AmeriPrime Funds Amendment No. 21
                       Agreement and Declaration of Trust


     1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust ofAmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds , hereby change the name of the "Westcott Nothing But Net Fund" series to the "Westcott Technology Fund" The relative rights and preferences of the Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

     2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                                     /s/
                                                Kenneth D. Trumpfheller


                                                      /s/
                                                Gary Hippenstiel

                                                      /s/
                                                Steve Cobb

Dated:  As of November16, 2000